SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to 14a-12

SunGard Data Systems Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THIS FILING CONSISTS OF A TRANSCRIPT OF THE COMPANY’S CONFERENCE CALL WITH EMPLOYEES REGARDING THE PROPOSED TRANSACTION.

About the Transaction

In connection with the proposed merger, on April 12, 2005, SunGard filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by SunGard at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from SunGard by directing such request to SunGard, Attention: Investor Relations, telephone: (484) 582-5500.

SunGard and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of SunGard’s participants in the solicitation is set forth in SunGard’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.

Employee Conference Call

May 17, 2005 (Tuesday) 10:00 am

Good morning everyone, and thanks for joining. During this call, I’m taking questions by e-mail. Please send your questions to askcris@sungard.com. The e-mail box will be open until the end of the conference call. You can start sending me e-mails right now.

As you know, we have signed a definitive agreement to be acquired in a leveraged buyout by a consortium of seven of the world’s leading private equity firms for $36 per share in cash. I believe this transaction is a resounding endorsement of our business model. I have spoken to more than 100 customers since we announced the agreement to be acquired over a month ago and their reaction has been quite positive in fact, I have yet to finish a call where the customer believes this is not good for them.

This transaction broke records, but we didn’t set out to break them. The press has made a big deal about both the size of the transaction and the investor group but for us, this transaction is about achieving our long-term goals. We continue to be committed to achieving our targets and deadlines improving customer satisfaction and delivering high levels of service.

Now, let me tell you about the timing of the proposed transaction.

As you might expect, it’s subject to customary conditions and regulatory approvals, as well as stockholder approval. We filed our Hart-Scott-Rodino notification form with the U.S. antitrust authorities on April 15th and the waiting period has now expired so we are clear there. We also filed a preliminary proxy statement with the SEC on April 12th and it’s going through the process of SEC review. Once the definitive proxy statement becomes effective, it will be mailed to all our shareholders along with our 2004 annual report. These materials will be mailed at least thirty days before the annual shareholders meeting. Assuming our shareholders approve the transaction and the other conditions to closing are satisfied, we expect the transaction will close during the third quarter.

The investors plan to obtain a portion of their financing for the transaction in the form of high yield debt. Many of you have asked what impact this will have on the transaction. I can tell you, that under the acquisition agreement negotiated by our board of directors with the buyers if the high yield offering contemplated by the buyers is not completed by the closing the buyers have received sufficient bank financing commitments to close the deal.

I know many of you have questions about how we will structure stock based compensation in the future in particular, the employee stock purchase program which I know many of you have participated in. Unfortunately, this type of plan doesn’t work for a private company, so we are actively evaluating alternatives. There is nothing definitive I can talk about now, but I hope to say more on my next call.

We are very excited about the acquisition and believe that it’s great news for our stockholders, customers, and employees. As a public company, there has always been a trade-off between short-term profits and long-term investments. As a private company, there will still be trade-offs but, we’ll have much greater flexibility and can put more emphasis on the long term. I know our customers favor that.

This transaction would not have been possible without the hard work and dedication of all our employees. I’d like to thank each and every one of you. You all helped build the value that resulted in the offer price of $36 per share.

Thank you again, and Good-bye.